                                                                    Exhibit 10.1


                        CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the U.S. Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*].


                              CAN SUPPLY AGREEMENT

         This Agreement is made as of the 1st day of January, 1999 between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation, with its principal offices at 8770 W. Bryn Mawr Avenue, Chicago, Illinois 60631 ("ANC"), and COCA-COLA ENTERPRISES, INC. and its U.S. subsidiaries, with their principal offices at P.O. Box 723040, Atlanta, GA 31139-0040 (collectively referred to as "Buyer"), and covers the manufacture and supply by ANC to Buyer and the purchase by Buyer from ANC of two-piece aluminum beverage can bodies and ends (herein collectively referred to as "cans" or "containers") of the specifications and quantities referred to hereinbelow.

         WHEREAS, the parties entered into a Can Supply Agreement (the "1995 Agreement") dated November 20, 1995 with an initial term of 5 years expiring on December 31, 2000; and

         WHEREAS, the parties are desirous of entering into a new long-term supply agreement covering certain of Buyer's requirements of Containers, which will supersede the 1995 Agreement; and

         WHEREAS, in order to accomplish the goal of predictability of pricing, the parties are willing to commit themselves, for at least the first two years of the term of this Agreement, to purchase and sell, as the case may be, the quantity of containers stated herein utilizing aluminum covered by an "Ingot Band" (i.e., having pre-agreed floor and ceiling costs), subject to the terms set forth herein, and the parties recognize that each of them has the ability to protect itself against the fluctuation in the cost of aluminum above or below the Ingot Band by purchasing the appropriate downside protection, which is available in the marketplace.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Description of Products. This Agreement relates to containers of the specifications set forth on Exhibit A attached hereto, required by Buyer at its can filling location(s) set forth on Exhibit B (and at any additional or substitute facilities hereafter acquired or otherwise designated by Buyer where Buyer may fill cans).

         2. Term. The initial term of this Agreement shall be ten (10) years commencing as of January 1, 1999 and terminating December 31, 2008.

         3.  Volume.

         (a) Except as otherwise provided herein, during the calendar years 1999, 2000 and 2001, Buyer agrees to buy and ANC agrees to sell the Base Annual Volumes of can bodies and ends shown in the chart below (adjusted as set forth below to reflect volumes divested or acquired through certain divestitures or acquisitions). In each calendar year after 2001, Buyer agrees to buy and ANC agrees to sell an amount equal to the "Base Annual Volume" for the previous calendar year (adjusted as set forth below to reflect volumes acquired or divested by Buyer as a result of certain acquisitions or divestitures) [*]

Can bodies and ends will be purchased and supplied by the parties in substantially equal volumes.

                            [*]

*The term "Cumulative Base Annual Volume" shall mean the sum of the Base
Annual Volumes for the preceding contract years. The amounts in the Base Annual Volume and Cumulative Base Annual Volume columns above for the years 2002 through 2008 inclusive are correct only if there are no adjustments to the Base Annual Volume amounts by virtue of an acquisition or divestiture as described below. In the event of Buyer's divestiture of any U.S. bottling facility then being supplied by ANC, the portion of the divested facility's volume proposed to be supplied by ANC for the portion of the year after the sale shall decrease the Base Annual Volume requirement. In the event of Buyer's acquisition of a U.S. bottling location then being supplied by ANC, the portion of the acquiree's can requirements previously supplied by ANC, shall increase and count toward the Base Annual Volume requirement. Any portion of the acquiree's volume in excess of what was previously supplied by ANC shall not increase the Base Annual Volume number, but shall count toward meeting the Base Annual Volume requirement. If an acquiree is under contract to another can supplier at the time of the acquisition, such contracted volume shall not increase the "Base Annual
Volume" number, but shall count toward meeting the "Base Annual Volume" requirement when such competitive contract terminates to the extent of the volume awarded to ANC

     (b) If, at the end of any year after 2001, Buyer has failed to purchase the Cumulative Base Annual Volume, calculated in Section 3(a) above, Buyer's price shall be increased in the next following year to reflect such shortfall. The price increase set forth in this paragraph shall be ANC's exclusive remedy for Buyer's failure to buy the Base Annual Volume or the Cumulative Base Annual Volume. [*] Every year that there is a volume shortfall, the price increase shall be recomputed using the same formula. The following is an example of the implementation of price increase due to a volume shortfall.

                                      [*]

In the above example, if at least [*] cans and ends are purchased by 12/31/03, the price increase would be removed for 2004. If at 12/31/03, a shortfall still exists, a new price increase would be calculated for 2004 using the formula set forth above.

If, at the end of the term of this Contract, a Cumulative Base Annual Volume shortfall exists, this Contract shall continue until such shortfall has been purchased by Buyer with the price being increased by the shortfall adjustment in effect at the end of the term.

It is understood and agreed that if the application of the above described volume shortfall adjustment causes ANC's price to Buyer to be uncompetitive on a net price basis with prices available from another U.S. can supplier, ANC agrees to meet with Buyer to discuss alternatives.

If, in any year, ANC is unable to supply volume offered to it by Buyer as part of the Base Annual Volume, any shortfall in the Cumulative Base Volume for that year will not be subject to the above penalty to the extent of the volume that ANC is unable to supply.

         (c) Buyer shall not be in default of its obligations under Section 3(a) above if Buyer is prevented from purchasing the required volume by conditions in the U.S. beverage market which are beyond Buyer's control (such as reduced consumer demand, or other similar market related conditions) so long as Buyer is continuing to purchase from ANC a minimum of the greater of (i) [*] of its total requirement of cans, or (ii) [*] cans annually in 1999 through 2004, and [*] cans annually for the balance of the contract term. In the event of the occurrence of a condition covered by this paragraph, paragraph 3(c) shall remain applicable.

         (d) If, for any reason (other than an event covered by section 9), ANC is unable to supply cans and/or ends, as the case may be, of satisfactory quality, Buyer will be relieved of its obligation to buy from ANC the unsatisfactory item (but only from the can manufacturing plant or plants where such quality problem exists) under the terms of this Contract until ANC corrects the problem on an ongoing basis to the reasonable satisfaction of Buyer. In such event, (a) ANC will, if possible, provide Buyer with cans and/or ends from an alternate ANC plant and ANC shall absorb any excess freight involved in shipping from the alternate ANC plant, (b) if ANC is unable to procure cans and/or ends from an ANC plant, Buyer may procure such cans for the duration of time that such quality problem exists, and (c) cans and/or ends purchased by Buyer from any alternate source pursuant to this paragraph shall be credited against Buyer's purchase obligation hereunder.

         4.   Pricing.

         (a) Subject to Section 4(d) below, prices under this Agreement shall be established and adjusted in accordance with the terms, conditions and limitations set forth on Exhibit C attached hereto. In addition to the price adjustment mechanisms set forth on Exhibit C, any changes in the specifications of containers supplied hereunder may result in an upward or downward price adjustment.

         (b) [*] should another qualified can supplier extend to Buyer a bona fide offer for the sale of at least [*] containers for a term of at least [*] at a delivered cost to Buyer [*] lower than ANC's price hereunder for similar specifications, and with comparable terms and conditions of sale, then, in such event, Buyer will notify ANC in writing of the availability and duration of the offer, the items to which it relates, the date when shipments could begin, the lower delivered cost [*] and provisions for adjustment thereof, such information to be certified by an authorized officer of Buyer or by an independent auditor selected by Buyer, if so requested by ANC. ANC shall then have thirty (30) days from receipt of such notice to notify Buyer whether it will meet such competitive offer. In the event that ANC chooses not to meet such offer, then Buyer shall be relieved of the obligation to purchase the amount of cans covered by the offer for the period of time covered by the offer. In determining whether a particular competitive offer is lower than ANC's then current price [*], there shall be taken into account (i) all of the benefits that Buyer derives from purchasing cans from ANC hereunder including, without limitation, payment terms, discounts, rebates, and allowances (including advance incentive allowances) and technical service and support, and (ii) the effect of any costs to be borne by Buyer in purchasing from the competitor in addition to those costs and expenses borne by Buyer in purchasing from ANC hereunder including (without limitation) any additional financing costs and capital investments (including the cost of money) required of the Buyer to secure the benefits of the competitive offer, as well as any additional expense of freight, warehousing, material change in production procedures, and payment and credit terms.

         (c) Buyer and ANC recognize and agree that fluctuations in the price of aluminum may drive the spot price of aluminum above the ceiling price or below the floor price of the Ingot Band, while such Band is in effect, as such ceiling and floor prices may be adjusted from time to time in accordance with Exhibit C. However, so long as such Ingot Band is in effect for purchases hereunder, Buyer and ANC agree to purchase and sell the quantities agreed to hereunder with aluminum ingot costs no higher than such ceiling prices nor lower than such floor prices notwithstanding any such fluctuations. The parties recognize that protection against any such market fluctuation is available to be purchased in the marketplace.

         (d) (i) Until December 31, 2000 (or December 31, 2001 if ANC's aluminum band purchase commitment is extended), ANC agrees to purchase metal to fulfill Buyer's can requirements hereunder from a primary aluminum supplier or suppliers designated by Buyer and approved by ANC. After 2000 or 2001, as the case may be, Buyer shall have the option, subject to subparagraph 4(d)(ii), acting alone or in cooperation with ANC, to arrange for the supply of metal sheet to ANC to be converted into bodies and or ends for Buyer. ANC agrees to perform such conversion. Any such can bodies and ends shall count toward the Base Annual Volume obligation of Buyer hereunder. Subject to subparagraph 4(d)(ii), Buyer shall provide ANC with reasonable advance notice (which shall be not less than 120 days) of its intent to procure metal sheet, and such metal sheet shall be from a qualified first tier metal sheet producer (such as Alcan or Alcoa) reasonably acceptable to ANC or second tier supplier reasonably acceptable to ANC. Once ANC has accepted a metal supplier, ANC may only reject such supplier for a reasonable cause such as a qualification, quality, delivery or service problem or unacceptable payment terms. If Buyer opts to procure metal sheet, ANC shall obtain approval from Buyer before making any commitment for the supply of metal sheet to meet Buyer's orders hereunder.

              (ii) All parties recognize that the details of any metal program, whether it be a hard toll or soft toll including, but not limited to, metal sheet involving, scrap handling and pricing, the method of applying the meeting competition [*] provisions to the conversion component and overall can price, warranties, quality and delivery problem handling, metal gauge issues, associated capital expenditure requirements (if any), and qualification, must be discussed and agreed upon by Buyer and ANC before being implemented. Under such a metal program, ANC agrees, subject to section 9 hereof, to inspect and, if acceptable, use can sheet within 90 days of its receipt by ANC. A metal purchasing program is a fundamental requirement of Buyer and ANC.

                                      [*]

         5. Payment Terms. Payment terms shall be: net 10 days. Interest shall be assessed on all past-due amounts at the annual rate of two (2%) percent above the prime rate of interest at the First National Bank of Chicago, Chicago, Illinois.

         6. Delivery. Buyer shall advise ANC, prior to November 30, of its annual requirements of containers under this Agreement for the upcoming calendar year (the "Forecasted Volume") and shall update such forecast on a monthly basis throughout the year. The Forecasted Volume shall contain a breakdown of forecasted volumes for each of Buyer's filling locations, which forecasts shall remain in effect until adjusted by Buyer upon reasonable advance notice to ANC; provided, however, that such adjustments shall not affect Buyer's purchase commitment set forth in Paragraph 3(a) above.

         7. Effect of Termination. Upon termination of this Agreement for any reason, Buyer shall accept all completed, fabricated or lithographed containers and related items previously ordered, acquired or committed for by ANC in reasonable quantities in anticipation of Buyer's normal can requirements.

         8.  Warranties, Claims and Limitation of Liability.

         (a) ANC hereby warrants to Buyer that the containers to be manufactured and sold to Buyer hereunder shall be free from defects in workmanship and materials, shall be merchantable and fit for its intended use as beverage containers, and shall conform to the specifications set forth in Exhibit A attached hereto. EXCEPT AS EXPRESSLY STATED ABOVE, THERE ARE NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

         (b) ANC shall not be liable to Buyer or to any other person where the claimed damages result from: (i) Buyer's faulty assembly or closure of the can body and loose end; (ii) rust or outside corrosion on containers occurring after Buyer's receipt, except when caused by ANC's faulty workmanship or imperfect materials; (iii) the failure of Buyer (or any other party excluding ANC from time to time having custody or control of allegedly defective goods) to exercise reasonable care in conveying, warehousing, using, packing, handling, distributing or storing filled or unfilled containers; or (iv) the failure of empty or filled containers exported to or used in foreign countries unless a special warranty has been specifically approved by ANC to cover such exported containers; (v) defects in metal or failure of Buyer's supplier to deliver metal to ANC where Buyer is the supplying such metal to ANC.

         (c) ANC shall give immediate consideration to settlement of Buyer's claims, but in no event shall ANC be liable on any claim unless notice thereof is received by ANC promptly following Buyer's discovery of an alleged defect in a container.

         (d) In the event of ANC's breach of warranty, ANC shall be liable for, and ANC's liability to Buyer hereunder shall be limited to, Buyer's cost of the defective containers, cost of the contents of the containers lost as a direct result of the defect, and the reasonable cost of recovery and disposition of defective containers (but as to the latter, only to the extent reasonably required). ANC shall in no event be liable to Buyer for indirect or consequential damages such as lost profits or lost business. However, ANC shall be responsible for claims by third parties (including governmental entities) to the extent arising out of a container defect provided that ANC is given adequate notice of such claim and the opportunity to defend such claim by counsel of its own choosing.

         9. Force Majeure. Except for the payment of money due hereunder, ANC and Buyer shall be excused for failure to perform under this Agreement where such failure results from circumstances beyond the affected party's reasonable control including, without limitation, such circumstances as fire, storm, flood, earthquake, strikes, work stoppages or slowdowns, delay or failure of transportation or suppliers, acts of God or acts, regulations, priorities or actions of the United States, a state or any local government or agents or instrumentalities thereof.

         10. Notices. All notices, requests or other communications shall be in writing, and shall be deemed given when delivered personally or deposited in the United States mail, postage prepaid, or to a courier service and properly addressed to Buyer at: P.O. Box 723040, Atlanta, GA 31139-0040, Attention: Vice President and Chief Procurement Officer; and General Counsel, and to ANC at:
8770 W. Bryn Mawr Ave., Chicago, IL 60631, Attention: Senior Vice President, Sales, or to such other address as either party may, from time to time, designate to the other in writing.

         11. Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto including, without limitation, a subsidiary, affiliate, purchaser, transferee or successor by merger of substantially all of the business or assets of either Buyer or ANC; provided, however, that this Agreement may not be assigned or transferred (except for a transfer to an affiliate of either party hereto including a transfer to an affiliate that is part of an Initial Public Offering of all or part of ANC's beverage cans business) by a party without the consent of the other party, which consent shall not be unreasonably withheld. An "affiliate" of a party shall be defined as a party that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, either Buyer or ANC. Buyer hereby agrees to require the purchaser or transferee of all or any portion of its can filling operations, whether or not that purchaser or transferee is an affiliate, to either (i) assume that portion of this requirements contract that relates to the operations being sold or transferred or (ii) enter into a new purchase agreement with ANC with pricing and terms and conditions (including pro rata volume commitments) substantially similar to those set forth herein.

         12. Confidentiality. Each of the parties agrees not to disclose any term or provision of this Contract (and ANC agrees not to disclose the fact of ANC's contracting to supply Buyer) to any other party except, under appropriate confidentiality agreements, to an approved assignee under section 11 above and to its tax, legal and financial advisors, and except as may be required by law and then only after using its commercially reasonable best efforts to consult with the other party as to the necessity and extent of the disclosure required sufficiently in advance of making same to provide the other party the chance to seek a protective order; provided, however, that the final determination of any such legally required disclosure shall rest solely with the party required to make the disclosure. This confidentiality agreement shall not apply to information already in the public domain or already lawfully acquired by the disclosee from sources other than the disclosing party.

         13. Equal Employment Opportunity. Unless this Agreement is exempt, there is incorporated herein by reference the provisions of Section 202, the equal opportunity clause of Executive Order 11246, as amended, Section 60-741.5, the affirmative action clause of the regulations under the Rehabilitation Act of 1973, and Section 60-250.5, the affirmative action clause of the regulations under 38 USC 4212, the Vietnam Era Veterans Readjustment Assistance Act of 1974.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




AMERICAN NATIONAL CAN COMPANY          COCA-COLA ENTERPRISES INC.
                                       AND ITS U.S. SUBSIDIARIES

By: /s/  James A. Turner               By: /s/ [ILLEGIBLE]
    -------------------------------        -------------------------------------
Title: Senior Vice President, Sales    Title: Executive Vice President and Chief
       Beverage Cans Americas                 Administrative Officer

Date:        9/10/99                   Date:          9/13/99
       ----------------------------           ----------------------------------

                                   EXHIBIT A
                                   ---------

12 Ounce Aluminum Can Body
       -4 prints on metal


202 Diameter Aluminum Stay-On-Tabs Ends

Cans must meet or exceed specifications, performance and quality criteria as mandated by The Coca-Cola Company as they may change from time to time.

     EXHIBIT B

     Buyer's Filling Locations

     CCE U.S. Can Filling Locations   As of August, 1999

#    City                State
-    ----                -----
1    ABILENE             TX
2    AUSTIN              TX
3    BALTIMORE           MD
4    BELLEVUE            WA
5    BISMARCK            ND
6    CINCINNATI          OH
7    CLEVELAND           TN
8    COLLEGE PARK        GA
9    DALLAS              TX
10   DENVER              CO
11   DETROIT             MI
12   DOWNEY              CA
13   EAGAN               MN
14   EAST HARTFORD       CT
15   EL PASO             TX
16   ELMSFORD            NY
17   FLINT               MI
18   FT WORTH            TX
19   GRAND RAPIDS        MI
20   GREAT FALLS         MT
21   HARAHAN             LA
22   HOLLYWOOD           FL
23   HONOLULU            HI
24   HOUSTON             TX
25   JACKSONVILLE        FL
26   LENEXA              KS
27   LITTLE ROCK         AR
28   MARYLAND HEIGHTS    MO
29   MASPETH             NY
30   MATTOON             IL
31   MCALLEN             TX
32   MONTGOMERY          AL
33   NEEDHAM             MA
34   ORLANDO             FL
35   PHOENIX             AZ
36   SAN ANTONIO         TX
37   SAN DIEGO           CA
38   SAN LEANDRO         CA
39   SANDSTON            VA
40   TWINSBURG           OH
41   W MEMPHIS           AR
42   WICHITA             KS
43   WILSONVILLE         OR

                                   EXHIBIT C
                                   ---------


Pricing:
--------

I. The sum of the following three factors (or components) determine can and end pricing under the Can Supply Agreement:

        1.  London Metal Exchange/Mid-West Premium (LME/MWP) ingot price

        2. Cost of conversion of ingot to aluminum sheet for body, end and tab stock

        3.  Cost of conversion of can sheet to aluminum beverage cans and ends

II.     Initial Price
        -------------

        Initial price under this Agreement shall be:

                                Body          End      Total Delivered Price
                                ----          ---      ---------------------

        12 oz Body 202 End       [*]          [*]                [*]

        Add [*] for basecoat.

III.    Price Adjustments
        -----------------

         (a) Ingot - Ingot component/price will be limited by an initial LME/MWP ceiling of [*] and a floor of [*]. This is the initial ingot band. These ceiling and floor prices will be adjusted on each April 1st (beginning on April 1, 1999) in the amount of [*] of any year over year movement of the Intermediate Materials PPI for the period ending December 31st of the preceding year. The initial ingot component price (upon which the above can price is based) is [*]; this price, subject to the ceiling and floor, will be adjusted in accordance with the adjustment formula set forth below through December 31, 2000 (or 2001 if ANC's aluminum purchase commitment is extended) and, thereafter, in accordance with the same or another formula to be hereafter agreed to by ANC and Buyer:

                                will be based on
Prices during this period....  average midwest ingot price*...  during this period.

October 1, 1998 - March 31, 1999     March 1, 1998 - August 31, 1998
April 1, 1999 - September 30, 1999   September 1, 1998 - February 28, 1999
October 1, 1999 - March 31, 2000     March 1, 1999 - August 31, 1999
April 1, 2000 - September 30, 2000   September 1, 1999 - February 29, 2000
October 1, 2000 - March 31, 2001     March 1, 2000 - August 31, 2000
April 1, 2001 - September 30, 2001 September 1, 2000 - February 28, 2001 October 1, 2001 - December 31, 2001 March 1, 2001 - August 31, 2001

*The average referred to is the average of the daily Platt's Metals Week transaction prices (i.e., the straight arithmetic average of the official London Metal Exchange cash settlement prices plus the Midwest Premium on such prices) during each 6 month period shown in the above right hand column.

         (b) Conversion of Ingot to Can Sheet - Effective April 1st of each year (beginning on April 1, 1999) during the term of the Can Supply Agreement, the ingot to can sheet conversion component will be adjusted by [*] of any year over year movement of the intermediate Materials PPI for the period ending December 31st of the preceding year through December 31, 2000 (or 2001 if ANC's aluminum purchase commitment is extended) and, thereafter, in accordance with the same or another formula to be hereafter agreed to by ANC and Buyer. The initial conversion component is [*] for .0108 body stock, [*] for .0085 lid stock and [*] for .0100 tab stock.

         (c) Conversion of Can Sheet to Cans - Effective as of January 1, 2000 and January 1, 2001, the price shall be adjusted by the amount obtained by multiplying ANC's base cost for conversion of can sheet to cans and ends (currently [*] by [*] of the year over year changes in the Intermediate Materials PPI (PPI). (ANC's conversion cost component shall be adjusted by [*] of such PPI changes.) Effective as of January 1, 2002 and on each January 1 thereafter, the price will be adjusted in the following manner:

              i.  (a)  In each year that year over year changes in the
                       Intermediate Materials PPI (PPI) do not exceed [*] such percentage change will be reduced pro rata by [*] for each [*] as calculated in accordance with Schedule D, but in no event shall such reduction exceed the year over year PPI change.

                   (b) In each year that the year over year change in the PPI is greater than [*] but less than [*] such percentage will be reduced pro rata by [*] for each [*] but in no event shall such reduction exceed the year over year PPI change.

              ii. [*] of any remaining year over year percent change in the PPI will be multiplied by ANC's base cost for conversion of can sheet to cans and ends and the result will be added to or subtracted from the price.

              iii. If year over year changes in the PPI exceed [*], the parties shall meet to discuss possible alternative formulas for computing the price adjustment.

              An example of a price adjustment on or after January 1, 2002 is set forth on Schedule D attached.

IV.  Other Incentives and Adjustments

     (a) The price in effect on January 1, 2001 will be reduced by [*] and will be further reduced by [*] on January 1st of 2002, 2003, 2004, and 2005 and [*] on each January 1st thereafter for the remaining term of the Can Supply Agreement provided that Buyer has fully complied with its obligations under such Agreement. The foregoing [*] reductions represent ANC's anticipated cost savings and include [*] which represents the anticipated reduction (other than gauge reduction) in the amount of metal used to make cans. So long as ANC remains the purchaser of metal hereunder, any saving in excess of [*] per year resulting from a reduction in the amount of metal used to make cans will be shared equally by ANC and Buyer after ANC has recovered the cost of any expenditures made by it in connection with the implementation of such metal reductions.

     (b)  [*]

                                   Schedule D










                                      [*]